                                    LOAN AGREEMENT

                                       BETWEEN

                                 SUMMIT DESIGN, INC.

                                         AND

                                     DASYS, INC.








                                    JULY 16, 1997

                                  TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE 1. INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . 1

  1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.2    GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.3    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.4    Plural Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.5    Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.6    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.7    Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.8    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.9    Calculation of Interest and Fees. . . . . . . . . . . . . . . . . . 2
  1.10   Other Interpretive Provisions . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2. LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

  2.1    Terms; Timing . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  2.2    Interest Payments . . . . . . . . . . . . . . . . . . . . . . . . . 3
  2.3    Maturity; Payment of Outstanding Loans; Termination of Obligations. 3
  2.4    Proceeds of the Loans . . . . . . . . . . . . . . . . . . . . . . . 4
  2.5    Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  2.6    Other Payment Terms . . . . . . . . . . . . . . . . . . . . . . . . 5
  2.7    Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  2.8    Loan Funding. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  2.9    Security; Further Assurances. . . . . . . . . . . . . . . . . . . . 5

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BORROWER. . . . . . . . . . . . 6

  3.1    Due Incorporation, Qualification, etc.. . . . . . . . . . . . . . . 6
  3.2    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  3.3    Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  3.4    Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . 6
  3.5    Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  3.6    No Violation or Default . . . . . . . . . . . . . . . . . . . . . . 6
  3.7    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  3.8    Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  3.9    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . 7
  3.10   Equity Securities . . . . . . . . . . . . . . . . . . . . . . . . . 7
  3.11   No Agreements to Sell Assets. . . . . . . . . . . . . . . . . . . . 8
  3.12   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . 8
  3.13   Other Regulations . . . . . . . . . . . . . . . . . . . . . . . . . 8
  3.14   Governmental Charges and Other Indebtedness . . . . . . . . . . . . 8
  3.15   Subsidiaries, etc.. . . . . . . . . . . . . . . . . . . . . . . . . 8
  3.16   Catastrophic Events; Labor Disputes . . . . . . . . . . . . . . . . 9

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----
  3.17   No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . 9
  3.18   Accuracy of Information Furnished . . . . . . . . . . . . . . . . . 9
  3.19   Certain Agreements of Officers, Employees and Consultants . . . . . 9
  3.20   Contracts or Commitments; Indebtedness. . . . . . . . . . . . . . . 9
  3.21   GM Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
  3.22   Transactions with Affiliates. . . . . . . . . . . . . . . . . . . .10
  3.23   Deposit Accounts and Investment Accounts. . . . . . . . . . . . . .10

ARTICLE 4. CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . .10

  4.1    Principal Loan Documents. . . . . . . . . . . . . . . . . . . . . .10
  4.2    Employment Agreements . . . . . . . . . . . . . . . . . . . . . . .11
  4.3    Amendment of Borrower Stock Option Plan . . . . . . . . . . . . . .11
  4.4    Amendment of GM Agreement.. . . . . . . . . . . . . . . . . . . . .11
  4.5    Representations and Warranties Correct. . . . . . . . . . . . . . .11
  4.6    Compliance Certificate. . . . . . . . . . . . . . . . . . . . . . .11
  4.7    Amendment to Articles of Incorporation. . . . . . . . . . . . . . .11
  4.8    Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . .11
  4.9    Consents; Permits; Waivers. . . . . . . . . . . . . . . . . . . . .12
  4.10   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .12
  4.11   Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . . .12
  4.12   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .12
  4.13   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
  4.14   Conditions to Lender's Obligation to Make Each Loan . . . . . . . .12
  4.15   Agreement to Deliver. . . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE 5. COVENANTS OF BORROWER.. . . . . . . . . . . . . . . . . . . . . .13

  5.1    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . .13
  5.2    Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . .15

ARTICLE 6. ADDITIONAL LENDER RIGHTS. . . . . . . . . . . . . . . . . . . . .17

  6.1    Notice of Events Not in Ordinary Course . . . . . . . . . . . . . .17
  6.2    Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . .17
  6.3    Appraisal of Material Software. . . . . . . . . . . . . . . . . . .18
  6.4    Additional Actions in Connection with Borrower's Stock Option Plan.18

ARTICLE 7. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . .18

  7.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .18
  7.2    Rights of Lender upon Default . . . . . . . . . . . . . . . . . . .20

ARTICLE 8. CONFIDENTIAL INFORMATION. . . . . . . . . . . . . . . . . . . . .20

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----
ARTICLE 9. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .21

  9.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
  9.2    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
  9.4    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .22
  9.5    Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . . .23
  9.6    Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . .23
  9.7    Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
  9.8    No Third Party Rights . . . . . . . . . . . . . . . . . . . . . . .24
  9.9    Partial Invalidity. . . . . . . . . . . . . . . . . . . . . . . . .24
  9.10   Arbitration.. . . . . . . . . . . . . . . . . . . . . . . . . . . .24
  9.11   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .24


SCHEDULE I   -  DEFINITIONS

SCHEDULE II  -  NOTICE OF BORROWING

SCHEDULE III -  DISCLOSURE SCHEDULE

SCHEDULE IV  -  BUDGET

EXHIBIT A    -  NOTE

EXHIBIT B    -  SECURITY AGREEMENT

EXHIBIT C    -  STOCK PLEDGE AGREEMENT

EXHIBIT D    -  INTELLECTUAL PROPERTY SECURITY AGREEMENT

EXHIBIT E    -  PURCHASE OPTIONS

EXHIBIT F    -  DISTRIBUTION AGREEMENT

EXHIBIT G    -  EMPLOYMENT AGREEMENT

EXHIBIT H    -  ESCROW AGREEMENT

                                    LOAN AGREEMENT


       This LOAN AGREEMENT (this "LOAN AGREEMENT"), dated as of July 16, 1997 is entered into by and between:

              (1)    Summit Design, Inc., a Delaware corporation ("LENDER"); and

              (2)    Dasys, Inc.,  a Pennsylvania corporation ("BORROWER").


                                       RECITALS

       A.     Borrower desires to obtain financing for working capital purposes.

       B. Lender desires to assist Borrower by providing such financing subject to the terms and conditions of this Loan Agreement.


                                      AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements set forth herein, the parties agree as follows:


ARTICLE 1.    INTERPRETATION.

       1.1 DEFINITIONS. Unless otherwise indicated in this Loan Agreement, each term set forth in Schedule I, when used in this Loan Agreement, shall have the respective meaning given to that term in Schedule I or in the provision of this Loan Agreement referenced in Schedule I.

       1.2 GAAP. Unless otherwise indicated in this Loan Agreement, all accounting terms used in this Loan Agreement shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Loan Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, Borrower and Lender agree to negotiate in good faith to amend this Loan Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP; PROVIDED, HOWEVER, that, until Borrower and Lender so amend this Loan Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

       1.3 HEADINGS. Headings in this Loan Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

       1.4 PLURAL TERMS. All terms defined in this Loan Agreement or any other Loan Document in the singular form shall have comparable meanings when used in the plural form and VICE VERSA.

       1.5 TIME. All references in this Loan Agreement and each of the other Loan Documents to a time of day shall mean Oregon time, unless otherwise indicated.

       1.6 GOVERNING LAW. This Loan Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflicts of law rules.

       1.7 CONSTRUCTION. Each of this Loan Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Loan Agreement and the other Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

       1.8 ENTIRE AGREEMENT. This Loan Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

       1.9 CALCULATION OF INTEREST AND FEES. All calculations of interest and fees under this Loan Agreement and the other Loan Documents for any period shall include the first day of such period and exclude the last day of such period.

       1.10 OTHER INTERPRETIVE PROVISIONS. References in this Loan Agreement to "Recitals," "Sections," "Paragraphs," "Subparagraphs," "Exhibits" and "Schedules" are to recitals, sections, paragraphs, subparagraphs, exhibits and schedules herein and hereto unless otherwise indicated. References in this Loan Agreement and each of the other Loan Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Loan Agreement or any other Loan Document shall refer to this Loan Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Loan Agreement or such other Loan Document, as the case may be. The words "include" and "including" and words of similar import when used in this Loan Agreement or any other Loan Document shall not be construed to be limiting or exclusive.


ARTICLE 2.    LOANS.

       2.1    TERMS; TIMING.

              (a) Subject to the terms and conditions of this Loan Agreement, Lender agrees to advance to Borrower one or more term loans (each, a "LOAN" and collectively, the "LOANS") in an aggregate principal amount not to exceed $2,500,000. Each Loan shall be in an amount of at least $50,000 or any integral multiple of $10,000 in excess thereof and shall be made on a date at least five
(5) Business Days after the delivery to Lender in the manner specified in
Section 9.1 of a notice of borrowing in the form of Schedule II hereto (the "NOTICE OF BORROWING"), which Notice of Borrowing shall have been approved in accordance with Section 2.1(b) below prior to any obligation on the part of Lender to provide such funds.

              (b) Except as provided in Section 2.1(b)(i) below, Borrower shall be entitled to submit not more than one Notice of Borrowing with respect to any calendar quarter. In the event Borrower desires to draw down a Loan with respect to any calendar quarter, at least five (5) Business Days prior to the beginning of such calendar quarter, Borrower shall submit to the Budget Committee a Notice of Borrowing specifying in reasonable detail Borrower's estimated expenses and working capital requirements for such upcoming calendar quarter on a monthly basis, which expenses and working capital requirements shall be in accordance with the then-existing Budget. Disbursements of Loans may only be requested by Borrower in accordance with the then-existing Budget, and Lender shall have no obligation to make any Loan which is not in accordance therewith. In addition, each Notice of Borrowing shall be subject to the review of the Budget Committee; provided, however that the Budget Committee shall not have the discretion to disapprove a Loan that is otherwise within the then-existing Budget. The Budget Committee shall approve any qualified Notice of Borrowing within ten (10) days after the receipt thereof. After review and approval by the Budget Committee, the Notice of Borrowing, including any adjustments mandated by the Budget Committee, shall be submitted to Lender for draw down of a Loan in accordance with Section 2.1(a) above.

                     (i) Notwithstanding the provisions of Section 2.1(b), Borrower may submit to the Budget Committee up to two (2) additional Notices of Borrowing during any calendar quarter (a "Monthly Notice"). A Monthly Notice must be submitted at least five (5) Business Days prior to the beginning of such month and shall specify in reasonable detail Borrower's estimated expenses and working capital requirements for such upcoming month, which expenses and working capital requirements shall be in accordance with the then-existing Budget. Lender shall have no obligation to make any Loan which is not in accordance with the then-existing Budget. Each Monthly Notice shall be subject to the review of the Budget Committee. The Budget Committee shall approve any qualified Monthly Notice within five (5) days after the receipt thereof. After review and approval by the Budget Committee, the Monthly Notice, including any adjustments mandated by the Budget Committee, shall be submitted to Lender for draw down of a Loan in accordance with Section 2.1(a) above.

       2.2 INTEREST PAYMENTS. Borrower shall pay interest on the unpaid principal amount of the Loans from the date of each such Loan until the Maturity thereof, quarterly within thirty (30) days of the last Business Day of each calendar quarter, beginning on September 30, 1997, and at Maturity, at a rate per annum equal at all times to the Prime Rate (as in effect on the first day of each new quarterly period) plus two percent (2 %). All computations of such interest shall be based on a year of 360 days for actual days elapsed.

       2.3    MATURITY; PAYMENT OF OUTSTANDING LOANS; TERMINATION OF
OBLIGATIONS.

              (a) MATURITY DATE. Unless earlier prepaid, all outstanding Loans shall be due and payable on April 1, 2000 (the "MATURITY DATE"); provided, however that no Loans shall be made after December 31, 1999.

              (b) PAYMENT OF OUTSTANDING LOANS. Unless earlier prepaid, on the Maturity Date, Borrower shall repay all outstanding Loans, including all unpaid fees, costs, expenses, accrued interest and principal (the "Aggregate Loan Amount"), in lawful money of the United States and in same day or immediately available funds; provided, however, that prior to the Maturity Date, Borrower may, by vote of its shareholders including the affirmative votes of the holders of a majority of the outstanding shares of preferred stock, elect to repay the Aggregate Loan Amount by tendering to Lender one hundred percent (100%) of Borrower's outstanding Equity Securities, duly endorsed in blank pursuant to the Pledge Agreement. In the event that the Fair Market Value of Borrower is greater than the Aggregate Loan Amount, Lender shall pay to the holders of Borrower's Equity Securities the difference between the Fair Market Value of Borrower and the Aggregate Loan Amount. Any such payment by Lender to holders of Borrower's Equity Securities shall be made, at the option of Lender, in cash or Lender Common Stock (valued at the Fair Market Value of Lender Common Stock). In the event that the Fair Market Value of Borrower is less than the Aggregate Loan Amount, all Obligations of Borrower owing pursuant to this Loan Agreement and the Loan Documents shall be deemed to be satisfied completely upon tender of Borrower's Equity Securities to Lender, duly endorsed in blank. Any payment by Lender pursuant to this Section 2.3(b), whether in cash or Lender Common Stock, shall be made in accordance with written instructions received from Borrower's Representatives, and upon such payment, Lender shall have no liability to any holder of Borrower's Equity Securities for any amounts otherwise payable hereunder.

                     (i) REGISTRATION OF LENDER COMMON STOCK. In the event that Lender elects to deliver Lender Common Stock to holders of Borrower's Equity Securities, pursuant to either Section 2.3(b) above or upon exercise of the Purchase Options, Lender shall file within thirty (30) days of delivery of such Lender Common Stock a registration statement on Form S-3 with the Securities and Exchange Commission covering the shares of Lender Common Stock received by the holders of Borrower's Equity Securities so as to permit the public resale thereof. Lender shall use its reasonable best efforts to have such registration statement declared effective within sixty (60) days of the filing of such registration statement. Such registration shall be on commercially reasonable terms applicable to "demand" registration rights as shall be mutually agreed upon by Lender and holders of Borrower's Equity Securities. Notwithstanding the foregoing, Lender shall have no obligation to file such registration statement (A) prior to the later of (i) the Maturity Date and (ii) thirty (30) days after the date of delivery of Lender Common Stock or
(B) if all shares of Lender Common Stock so issued may be sold by the holders thereof within a three-month period pursuant to Rule 144 of the Securities Act following the date as of which the registration statement would otherwise be required to be filed hereunder.

              (c) TERMINATION OF OBLIGATIONS. Nothing contained in Section 2.3(b) above shall be construed to obligate Lender to accept Borrower's Equity Securities as payment for the Aggregate Loan Amount. In the event Borrower tenders the Equity Securities in accordance with Section 2.3 and Lender notifies Borrower of its intention not to accept such Equity Securities as payment, the Aggregate Loan Amount shall nonetheless be deemed to be satisfied in full and Borrower shall have no further obligations under this Loan Agreement or any other Loan Document, except that the Distribution Agreement will be modified in accordance with the provisions contained therein.

       2.4 PROCEEDS OF THE LOANS. Borrower shall use the proceeds of the Loans solely to satisfy current expense requirements and for general working capital purposes.

       2.5    PREPAYMENTS.

              (a) TERMS OF ALL PREPAYMENTS. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.5(b) or a mandatory prepayment required by any other provision of this Loan Agreement or the other Loan Documents, including, without limitation, a prepayment upon acceleration), Borrower shall pay to Lender all accrued interest to the date of such prepayment on the amount prepaid.

              (b) OPTIONAL PREPAYMENTS. At its option, Borrower may, upon three (3) Business Days' notice to Lender, prepay the Loans in whole, or in part in the amount of Ten Thousand Dollars ($10,000) or any integral multiple thereof.

              (c) APPLICATION OF PREPAYMENTS. All prepayments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Loan Agreement or the other Loan Documents, second to accrued interest then due and payable under this Loan Agreement or the other Loan Documents and finally to reduce the principal amount of outstanding Loans.

       2.6    OTHER PAYMENT TERMS.

              (a) PLACE AND MANNER. Other than pursuant to Section 2.3(b)(i), Borrower shall make all payments due to Lender hereunder to a bank account designated by Lender or, at Lender's option, at the address specified in
Section 9.1, in each case in lawful money of the United States and in same day or immediately available funds.

              (b) DATE. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

              (c) DEFAULT RATE. From and after the occurrence of an Event of Default and during the continuance thereof, Borrower shall pay interest on the aggregate, outstanding balance of the Loans, and on interest (compounded monthly) and other amounts not paid when due hereunder or under the other Loan Documents, from the date due thereof until those amounts are paid in full at a per annum rate equal to the Prime Rate PLUS three percent (3%), such rate to change from time to time as the Prime Rate shall change. All computations of such interest shall be based on a year of 360 days for actual days elapsed.

       2.7 NOTE. The obligation of Borrower to repay the Loans and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit A (the "NOTE").

       2.8 LOAN FUNDING. Lender shall disburse the proceeds of the Loans into a bank account of Borrower in which Lender has a first priority perfected security interest.

       2.9    SECURITY; FURTHER ASSURANCES.

              (a) SECURITY. The Obligations shall be secured by the following:

                           (i) A Security Agreement in the form of Exhibit B hereto (the "SECURITY AGREEMENT");

                           (ii) A Stock Pledge Agreement in the form of Exhibit C hereto (the "PLEDGE AGREEMENT"), executed by each holder of Equity Securities of Borrower; and

                           (iii) An Intellectual Property Security Agreement in the form of Exhibit D hereto (the "INTELLECTUAL PROPERTY SECURITY AGREEMENT").

              (b) FURTHER ASSURANCES. Borrower shall deliver, or shall cause to be delivered, to Lender the Security Agreement, the Pledge Agreement and the Intellectual Property Security Agreement and such other instruments, agreements, certificates, opinions and documents as Lender may reasonably request to create, perfect, evidence and maintain (i) a first priority security interest of Lender in all of the assets of Borrower and the Equity Securities of Borrower as further set forth in the Security Agreement, the Pledge Agreement and the

Intellectual Property Security Agreement and (ii) the rights of Lender under this Loan Agreement and the other Loan Documents. Borrower shall fully cooperate with Lender and perform all additional acts reasonably requested by Lender to effect the purposes of the foregoing and the rights granted to Lender hereunder.


ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF BORROWER.

       To induce Lender to enter into this Loan Agreement and to make Loans hereunder, Borrower represents and warrants to Lender that, except as set forth in the Disclosure Schedule (which Disclosure Schedule shall set forth exceptions to each Section of this Article 3 in a separate item and no exception to one Section shall be deemed to relate to another Section unless a specific cross-reference is made in the Disclosure Schedule item corresponding to such other Section):

       3.1 DUE INCORPORATION, QUALIFICATION, ETC. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

       3.2 AUTHORITY. The execution, delivery and performance by Borrower of each Loan Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

       3.3 ENFORCEABILITY. Each Loan Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

       3.4 NON-CONTRAVENTION. The execution and delivery by Borrower of the Loan Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any Requirement of Law applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Lender pursuant to this Loan Agreement or the other Loan Documents).

       3.5 APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Loan Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby.

       3.6 NO VIOLATION OR DEFAULT. Borrower is not in violation of or in default with respect to (i) any Requirement of Law; (ii) any Contractual Obligation (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower (A) has not violated any Environmental Laws,

(B) does not have any liability under any Environmental Laws, or (C) has not received notice or other communication of an investigation nor is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

       3.7 LITIGATION. Except as set forth (with estimates of the dollar amounts involved) in Item 3.7 of the Disclosure Schedule, no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower at law or in equity in any court or before any other Governmental Authority which if adversely determined (i) would (alone or in the aggregate) have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Loan Documents or the transactions contemplated thereby.

       3.8 TITLE. Borrower owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all its real properties and good title to its other assets and properties as reflected in the most recent Financial Statements delivered to Lender (except those assets and properties disposed of in the ordinary course of business since the date of such Financial Statements) and all assets and properties acquired by Borrower since such date (except those disposed of in the ordinary course of business). Such assets and properties are subject to no Lien, except for Permitted Liens.

       3.9 FINANCIAL STATEMENTS. The Financial Statements of Borrower which have been delivered to Lender, (i) are in accordance with the books and records of Borrower, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present the consolidated financial position of Borrower as of the dates presented therein and the results of operations, and changes in financial positions or cash flows, as the case may be, for the periods presented therein. Borrower does not have any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the Financial Statements dated December 31, 1996, furnished by Borrower to Lender prior to the date hereof.

       3.10 EQUITY SECURITIES. Borrower's total authorized and issued capitalization (including the appropriate conversion ratios) is as set forth in
Item 3.10 of the Disclosure Schedule. The Equity Securities of Borrower have the respective rights, preferences and privileges set forth in Borrower's Charter Documents in effect on the date hereof. All of the outstanding Equity Securities of the Borrower have been duly authorized and are validly issued, fully paid and nonassessable. Except as expressly referenced herein or as set forth in Item 3.10 of the Disclosure Schedule, there are as of the date of this Loan Agreement no options, warrants or rights to purchase Equity Securities authorized, issued or outstanding, nor is Borrower obligated in any other manner to issue shares of its Equity Securities. There are no restrictions on the transfer of shares of capital stock of Borrower, other than those imposed by Borrower's Charter Documents as of the date hereof, or relevant state and federal securities laws, and no holder of any Equity Security of Borrower is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which Borrower is a party or that are otherwise binding upon Borrower. The offer and sale of all shares of Equity Securities of Borrower issued before the Closing Date complied with or were exempt from registration or qualification under all applicable federal and state securities laws. No Person has the right to demand or other rights to cause Borrower to file any registration statement under the Securities Act, relating to any Equity Securities of Borrower presently outstanding or that may be subsequently issued, or any right to participate in any such registration statement.

       3.11 NO AGREEMENTS TO SELL ASSETS. Borrower does not have any legal obligation, absolute or contingent, to any Person to sell any of the assets of Borrower (other than sales in the ordinary course of business), or to effect any merger, consolidation or other reorganization of Borrower or to enter into any agreement with respect thereto.

       3.12   EMPLOYEE BENEFIT PLANS.

              (a) Borrower and its ERISA Affiliates have no Employee Benefit Plan that is an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA). Neither Borrower nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage cannot reasonably be expected to have a Material Adverse Effect.

              (b) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Borrower or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of Borrower or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. Neither Borrower nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

              (c) Neither Borrower nor any ERISA Affiliate contributes to any Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA. Neither Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of section 4241 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA.

       3.13   OTHER REGULATIONS.   Borrower is not subject to regulation under
the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any federal or state statute or regulation limiting its ability to incur Indebtedness.

       3.14 GOVERNMENTAL CHARGES AND OTHER INDEBTEDNESS. Borrower has filed or caused to be filed all tax returns which are required to be filed by it. Borrower has paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness, except such Governmental Charges or Indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

       3.15   SUBSIDIARIES, ETC.   Borrower has no Subsidiaries and is not a
partner in any partnership or a joint venturer in any joint venture.

       3.16 CATASTROPHIC EVENTS; LABOR DISPUTES. Neither Borrower nor any of its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

       3.17 NO MATERIAL ADVERSE EFFECT. No event has occurred and, to the knowledge of Borrower, no condition exists which could reasonably be expected to have a Material Adverse Effect.

       3.18 ACCURACY OF INFORMATION FURNISHED. None of the Loan Documents and none of the other certificates, statements or information furnished to Lender by or on behalf of Borrower in connection with the Loan Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.19   CERTAIN AGREEMENTS OF OFFICERS, EMPLOYEES AND CONSULTANTS.

              (a) No officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to the best of Borrower's knowledge, after due inquiry, the continued employment of Borrower's officers, employees and consultants do not subject Borrower to any liability for any claim or claims, which if adversely decided could reasonably be expected to have a Material Adverse Effect, arising out of or in connection with any such contract, agreement, or covenant.

              (b) To the knowledge of Borrower, after due inquiry, no officers of Borrower, and no employee or consultant of Borrower whose termination or discontinuation of full-time employment, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has any present intention of terminating or otherwise materially altering his or her employment or consulting relationship with Borrower.

              (c) All officers, employees and consultants of Borrower have executed an agreement relating to the use of trade secrets or proprietary information of Borrower, and Borrower has provided to Lender a copy of such agreements.

       3.20   CONTRACTS OR COMMITMENTS; INDEBTEDNESS.

              (a) Neither Borrower nor any of its properties is subject to any Contractual Obligation or Requirement of Law which could reasonably be expected to have a Material Adverse Effect. Except for this Loan Agreement, the Note and the other Loan Documents, Borrower is not a party to any contracts or commitments (or group of related contracts or commitments) involving more than Fifty Thousand Dollars ($50,000) or having a term (including renewals or extensions optional with another party) of more than one (1) year from the date thereof. Except as set forth in Item 3.20 of the Disclosure Schedule, Borrower has no Indebtedness other than Permitted Indebtedness.

       3.21 GM AGREEMENT. The GM Agreement is valid, binding and in full force and effect and is enforceable by Borrower in accordance with its terms and will continue in full force and effect after the Closing. Borrower has performed all its obligations required to be performed by it to date under the GM Agreement, and Borrower is not in breach or default in any material respect thereunder and, to the knowledge of Borrower, GM is not in breach or default in any material respect thereunder. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Borrower with GM, and there exists no present or future condition or state of facts or circumstances involving GM that Borrower can now reasonably foresee which would have a Material Adverse Effect on Borrower's business or prevent the conduct of Borrower's business after the consummation of the transactions contemplated by this Loan Agreement and the Loan Documents in essentially the same manner in which such business has heretofore been conducted. Nothing contained in this Section 3.21 shall in any way limit the representations and warranties of Borrower with respect to the GM Agreement contained elsewhere in this Loan Agreement and the Loan Documents.

       3.22 TRANSACTIONS WITH AFFILIATES. There are no loans, leases, royalty agreements or other continuing transactions between Borrower and any Affiliate of Borrower, except as set forth on the Disclosure Schedule, all of which are transactions in the ordinary course of business and on terms at least as favorable to Borrower as would be the case in an arms-length transaction with an unaffiliated Person.

       3.23   DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS.  Except as set forth in
Item 3.23 of the Disclosure Schedule, Borrower has no deposit accounts with banks or investment or similar accounts with brokerage firms.


ARTICLE 4.    CONDITIONS TO CLOSING.

       Lender's obligation to make the initial Loan is subject to the prior satisfaction or waiver of all the conditions set forth in Sections 4.1 through
4.13 of this Article 4. Lender's obligation to make each subsequent Loan is subject to the prior satisfaction or waiver of all the conditions set forth in
Section 4.14 of this Article 4.

       4.1 PRINCIPAL LOAN DOCUMENTS. Borrower shall have, or shall have caused to have been, duly executed and delivered to Lender the following documents, each in form and substance satisfactory to Lender:

              (a)    The Loan Agreement;

              (b)    The Note;

              (c)    The Security Agreement;

              (d)    The Intellectual Property Security Agreement;

              (e) A Pledge Agreement, duly executed by each holder of Borrower's Equity Securities, together with original stock certificates representing 100% of Borrower's Equity Securities, and stock powers executed in blank;

              (f) The Purchase Options, duly executed by each holder of Equity Securities of Borrower, in the form of Exhibit E hereto;

              (g) The Distribution Agreement between Lender and Borrower in the form attached hereto as Exhibit F (the "DISTRIBUTION AGREEMENT");

              (h) A Notice of Borrowing (at least five (5) Business Days prior to the Closing Date); and

              (i) Such Uniform Commercial Code financing statements and other documents, instruments and agreements as Lender may reasonably request to perfect the security interests granted to Lender in the Security Agreement, the Pledge Agreement and the Intellectual Property Security Agreement.

       4.2 EMPLOYMENT AGREEMENTS. Borrower shall have entered into employment agreements with each of its executive officers and key employees in the form attached hereto as Exhibit G (collectively, the "EMPLOYMENT AGREEMENTS").

       4.3 AMENDMENT OF BORROWER STOCK OPTION PLAN. Borrower shall have amended the Dasys Inc. Stock Purchase and Stock Option Plan of 1992 (the "Stock Option Plan"), in form and substance satisfactory to Lender, to provide, among other things, (i) for an authorized option pool not to exceed ten percent (10%) of the outstanding Equity Securities of Borrower at any given time, on an as-converted/exercised basis, and (ii) that each such option will obligate the optionholder to be bound by the terms of the Pledge Agreement and the Purchase Options.

       4.4 AMENDMENT OF GM AGREEMENT. Borrower shall have entered into an amendment to the GM Agreement in form and substance reasonably satisfactory to Lender.

       4.5 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by Borrower in Article 3 hereof, and by each holder of Borrower's Equity Securities in the Purchase Options and the Stock Pledge Agreements, shall be true and correct as of the Closing Date and after giving effect to the making of the initial Loan.

       4.6 COMPLIANCE CERTIFICATE. Borrower shall have delivered to Lender on the Closing Date a certificate of Borrower certifying the accuracy of all representations and warranties set forth in Article 3 and certifying that all conditions to closing have been completed, executed by the Chief Executive Officer of Borrower and dated as of such Closing Date.

       4.7 AMENDMENT TO ARTICLES OF INCORPORATION. Borrower shall have amended its Articles of Incorporation to modify its total number of authorized shares to 3,155,656 and to prohibit the issuance of any additional Equity Securities without the prior written consent of Lender.

       4.8 CORPORATE DOCUMENTS. Borrower shall have delivered to Lender each of the following:

              (a) The Articles of Incorporation of Borrower, as amended in accordance with Section 4.7, certified as of a recent date prior to the Closing Date by the Secretary of State of Pennsylvania;

              (b) A Certificate of Good Standing or comparable certificate for Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Pennsylvania.

              (c) A certificate of the Secretary of Borrower, dated the Closing Date, certifying (a) that the Articles of Incorporation of Borrower, delivered to Lender pursuant to Section 4.8(a) hereof, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; (b) that attached thereto is a true and correct copy of the Bylaws of Borrower as in effect on the Closing Date; (c) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Borrower and continuing in effect, which authorize the execution, delivery and performance by Borrower of this Loan Agreement and the other Loan Documents executed or to be executed by Borrower and the consummation of the transactions contemplated hereby and thereby; and (d) that there are no proceedings for the dissolution or liquidation of Borrower (commenced or threatened); and

              (d) A certificate of the Secretary of Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of Borrower authorized to execute, deliver and perform this Loan Agreement and the other applicable Loan Documents on behalf of Borrower.

       4.9 CONSENTS; PERMITS; WAIVERS. Borrower shall have obtained all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Loan Agreement which need to be obtained prior to the Closing Date, including without limitation the consent of Design Solutions, Inc. pursuant to the DSI Distribution Agreement and evidence of qualification of this Loan Agreement and the Note under applicable blue sky laws for the State of Pennsylvania and Oregon.

       4.10 LEGAL MATTERS. All material matters of a legal nature which pertain to this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory to Lender and its counsel.

       4.11 OPINION OF COUNSEL. There shall have been delivered to Lender a favorable written opinion of Buchanan & Ingersoll, counsel to Borrower, in form and substance reasonably acceptable to Lender, dated as of the Closing Date.

       4.12 FINANCIAL STATEMENTS. Borrower shall have delivered to Lender copies of Borrower's most recent Financial Statements, which shall include information no less recent than May 31, 1997.

       4.13 INSURANCE. Borrower shall have delivered to Lender an insurance certificate showing Borrower's insurance coverage complying with the provisions of Section 5.1(d) and naming Lender as loss payee with respect to casualty policies and as an additional insured with respect to liability policies.

       4.14 CONDITIONS TO LENDER'S OBLIGATION TO MAKE EACH LOAN. The making of each Loan is subject to the further condition that on the date such Loan is made and after giving effect thereto, the following shall be true and correct:

              (a) The representations and warranties set forth in Article 3 are true and correct in all material respects as if made on such date;

              (b) No Default or Event of Default has occurred and is continuing or will result from the making of the Loan;

              (c) Each of the Loan Documents remains in full force and effect; and

              (d) The Notice of Borrowing shall have been approved by the Budget Committee in accordance with the provisions of Section 2.1(b).

The submission by Borrower to Lender of an approved Notice of Borrowing with respect to the Loan shall be deemed to be a representation and warranty by Borrower as of the date thereof as to the above.

       4.15 AGREEMENT TO DELIVER. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to closing under this Article 4. Borrower expressly agrees that the occurrence of the Closing Date prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower's obligation to deliver such item.

ARTICLE 5.    COVENANTS OF BORROWER.

       5.1 AFFIRMATIVE COVENANTS. Until the termination of the commitment to make Loans under this Loan Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following affirmative covenants unless Lender shall otherwise consent in writing:

              (a) FINANCIAL STATEMENTS, REPORTS, ETC. Borrower shall furnish to Lender the following, each in such form and such detail as Lender shall reasonably request:

                           (i) Within forty-five (45) days after the last day of each fiscal quarter of Borrower, a copy of the Financial Statements of Borrower for such quarter and for the fiscal year to date, certified by the chief financial officer or controller of Borrower to present fairly the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied, subject to normal year end adjustments and except that no footnotes need be included with such Financial Statements;

                           (ii) Within ninety (90) days after the close of each fiscal year of Borrower, (A) copies of the audited Financial Statements of Borrower for such year, audited by independent certified public accountants reasonably acceptable to Lender, (B) copies of the unqualified opinions and management letters delivered by such accountants in connection with such Financial Statements and (C) certificates of such accountants to Lender stating that in making the examination necessary for their opinion they have obtained no knowledge of any Event of Default or Default, or if, in the opinion of such accountants, an Event of Default or Default has occurred, a statement as to the nature thereof (or other certificates of such accountants reasonably acceptable to Lender);

                           (iii) Contemporaneously with the quarterly and year-end financial statements required by the foregoing CLAUSES
              (ii) AND (iii), a certificate of the president or chief financial officer of Borrower stating that no Event of Default and no Default has occurred, or, if any such Event of Default or Default has occurred, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto;

                           (iv) As soon as possible and in no event later than five (5) Business Days after the occurrence or existence of:
              (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan; (B) any actual or threatened litigation, suits, claims or disputes against Borrower involving potential monetary damages payable by Borrower of One Hundred Thousand Dollars ($100,000) or more (alone or in the aggregate); (C) any other event or condition which could reasonably be expected to have a Material Adverse Effect; or (D) any Event of Default or Default; the statement of the president or chief financial officer of Borrower setting forth details of such event, condition, Event of Default or Default and the action which Borrower proposes to take with respect thereto;

                           (v) As soon as possible and in no event later than five (5) Business Days after they are filed, copies of all IRS Form 5500 reports for all Employee Benefit Plans required to file such form;

                           (vi) Promptly after the commencement thereof, notice of any and all agreements with any entity, or events, actions, suits and proceedings of the type described in Section
              3.7 before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

                           (vii) Within sixty (60) days of the commencement of each fiscal year of Borrower, a copy of the draft operating plan and budget of Borrower for such fiscal year, which operating plan and budget shall be finalized within thirty (30) days of the commencement of such fiscal year, in form, substance and detail satisfactory to Lender. Upon the Budget Committee's review and approval, in its sole discretion, of such operating plan and budget, the same shall become the Budget with respect to which Loans may be requested by Borrower in accordance with Section 2.1(b);

                           (viii) Notice of the filing for or issuance of a registered patent or copyright or of the filing for or issuance of a registered trademark with respect to Borrower as soon as Borrower makes such filing or receives such notice and, in any event, within ten (10) business days of Borrower's receipt of such notice; and

                           (ix)    Such other instruments, agreements,
              certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower and compliance by Borrower with the terms of this Loan Agreement and the other Loan Documents as Lender may from time to time reasonably request.

              (b) BOOKS AND RECORDS. Borrower shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

              (c) INSPECTIONS. Borrower shall permit any Person designated by Lender, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of Borrower, to examine the books of account of Borrower and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, their officers, auditors, consultants, advisors and accountants, all at such times and intervals as Lender may reasonably request. Notwithstanding the foregoing, Lender may conduct such inspections no more frequently than once per fiscal quarter.

              (d) INSURANCE. Borrower shall (i) carry and maintain insurance at its expense of the types and in the amounts customarily carried from time to time during the term of this Loan Agreement by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker's compensation, such insurance to be in such form as is carried with companies and in amounts satisfactory to Lender, and (ii) deliver to Lender from time to time, as Lender may request, schedules or insurance certificates setting forth all insurance then in effect. All such policies of property insurance shall name Lender as loss payee thereunder and all liability insurance policies shall show Lender as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Lender (or ten
(10) days in the case of cancellation for non-payment of premiums) before canceling its policy for any reason. All proceeds under the property insurance shall, at the option of Borrower, be payable to Lender to be applied to the Obligations.

              (e) GOVERNMENTAL CHARGES AND OTHER INDEBTEDNESS. Borrower shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of Borrower and (iii) all other Indebtedness which, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained in accordance with GAAP and otherwise to the reasonable satisfaction of Lender.

              (f) USE OF PROCEEDS. Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.4.

              (g) GENERAL BUSINESS OPERATIONS. Borrower shall (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (iv) maintain its chief executive office and principal place of business in Pittsburgh, Pennsylvania unless it shall have given Lender thirty
(30) days' prior written notice of its intent to change the location thereof.

              (h) REGISTRATION OF COPYRIGHTS; SOURCE CODE ESCROW. Borrower shall cause to be registered with the United States Copyright Office within ninety (90) days of the Closing Date the source code and user manuals for all software which is significant to the business of Borrower or software the licensing revenues from which constitute or can reasonably be expected to constitute in excess of five percent (5%) of the consolidated revenue of Borrower (collectively and including source code and user manuals, "MATERIAL SOFTWARE"). On an ongoing basis Borrower will register Material Software and major revisions of Material Software with the United States Copyright Office.
On or prior to the Closing Date, Borrower shall have delivered to Escrow Agent pursuant to that certain Escrow Agreement in the form attached hereto as Exhibit H (the "ESCROW AGREEMENT") a true and correct copy of the source code for the Material Software. Not less often than quarterly after the Closing Date, Borrower will deliver copies of the source code for the latest versions of the Material Software and any new Material Software.

       5.2 NEGATIVE COVENANTS. Until the termination of the commitment to make Loans under this Loan Agreement and the satisfaction in full by Borrower of all Obligations, and except as otherwise provided in Section 9.3 hereof, Borrower shall comply, and shall cause compliance, with the following negative covenants unless Lender shall otherwise consent in writing:

              (a) INDEBTEDNESS. Borrower shall not create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

              (b) LIENS. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

              (c) ASSET DISPOSITIONS. Borrower shall not sell, lease, transfer, license or otherwise dispose of (collectively, a "TRANSFER") any of its assets or property, whether now owned or hereafter acquired, except Transfers in the ordinary course of its business consisting of (i) the sale of software products pursuant to non-exclusive licenses, (ii) sales of fully depreciated, worn-out or obsolete equipment, and (iii) other sales of tangible assets not material to the business of Borrower in an amount not to exceed Twenty Five Thousand Dollars ($25,000) in any fiscal year.

              (d) MERGERS, ACQUISITIONS, ETC. Borrower shall not consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets or capital stock of any other Person.

              (e) INVESTMENTS; SUBSIDIARIES. Borrower shall not make any Investment except for Permitted Investments. Borrower shall not create, acquire or permit to exist any Subsidiary.

              (f) DIVIDENDS, REDEMPTIONS, ETC. Borrower shall not (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases by cancellation of indebtedness pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; (v) set apart any sum for any such purpose; or (vi) unless unanimously approved by the Board of Directors of Borrower, pay any bonus or bonuses to officers, directors, employees or consultants of Borrower in an aggregate amount greater than One Hundred Thousand Dollars ($100,000) in any twelve (12) month period.

              (g) ARTICLES OF INCORPORATION. Borrower shall not amend or otherwise modify its Articles of Incorporation, as amended, except in accordance with Section 4.7 hereof.

              (h) CAPITAL EXPENDITURES. Borrower shall not pay or incur Capital Expenditures which exceed in aggregate in any fiscal year One Hundred Thousand Dollars ($100,000) unless the Board of Directors of Borrower shall have unanimously approved a higher amount.

              (i) CHANGE IN BUSINESS. Borrower shall not engage, either directly or indirectly through Affiliates, in any business substantially different from its present business.

              (j) INDEBTEDNESS PAYMENTS. Borrower shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than the Obligations) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money (other than the Obligations) or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders (other than the Obligations).

              (k) SECURITY ISSUANCES. Borrower shall not issue, offer or sell any Equity Securities of Borrower; provided, however that Borrower may issue options to employees of Borrower hired after the date of this Loan Agreement. Such options shall not in the aggregate exceed ten percent (10%) of the outstanding Equity Securities of Borrower at any given time, on an as-converted/exercised basis, and each such option will obligate the optionholder to be bound by the terms of the Pledge Agreement and the Purchase Options.

              (l) ERISA. Neither Borrower nor any ERISA Affiliate shall (i) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA, (ii) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject either Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the Code, where singly or cumulatively, the above would have a Material Adverse Effect.

              (m) TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with unaffiliated Persons and unless the Board of Directors of Borrower shall have unanimously approved such transaction.

              (n) TERMINATION OF EMPLOYEES. Borrower shall not terminate the employment of any of the individuals covered by the Employment Agreements or any other key employee hired by Borrower after the date hereof.

              (o) ACCOUNTING CHANGES. Borrower shall not change (i) its fiscal year (currently December 31) or (ii) its accounting practices except as required by GAAP, in which case Borrower shall promptly advise Lender of such change.


ARTICLE 6.    ADDITIONAL LENDER RIGHTS.

       6.1 NOTICE OF EVENTS NOT IN ORDINARY COURSE. Borrower shall provide Lender with written notice at least thirty (30) days prior to the proposed date of closing of any transaction not in the ordinary course of business involving an aggregate amount in excess of Fifty Thousand Dollars ($50,000).

       6.2 BOARD OF DIRECTORS. Borrower shall have its authorized number of directors set at five (5) and shall have the Independent Representative serve as a director at all times. Borrower will use its best efforts to have its Board
of Directors meet once each calendar quarter.   In the event that the number of
directors increases to a number greater than five (5), another Independent Representative shall be appointed such that the number of Independent Representatives is never less than twenty percent (20%) of the total number of directors. In addition to the above Independent Representative, Lender's Chief Financial Officer shall have visitation rights with respect to each meeting of Borrower's Board of Directors.

       6.3 APPRAISAL OF MATERIAL SOFTWARE. From time to time during the term of this Agreement, Lender may request an independent appraisal of the value of the Material Software. Borrower shall use its best efforts to cooperate with Lender in conducting appraisals of the Material Software. Such appraisals shall be conducted by an independent appraisal firm selected by Lender. Lender shall pay any and all expenses of such appraisal firm.

       6.4 ADDITIONAL ACTIONS IN CONNECTION WITH BORROWER'S STOCK OPTION PLAN. During the term of this Agreement and for so long thereafter as the Purchase Options remain exercisable, Borrower shall take such actions as Lender or its counsel may request from time to time to provide that (i) the authorized option pool under the Stock Option Plan does not exceed ten percent (10%) of the outstanding Equity Securities of Borrower at any given time, on an as-converted/exercised basis, and (ii) that each share issued upon exercise of an option granted thereunder, as a condition precedent to issuance of such share, is subject to a pledge agreement and an option agreement on terms and conditions substantially identical to the Pledge Agreement and the Purchase Options.

ARTICLE 7.    EVENTS OF DEFAULT.

       7.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Loan Agreement and the Note; provided, however that if an Event of Default as specified in this Section 7.1 results from the unintentional acts or omissions of Borrower, and Borrower immediately notifies Lender as soon as it becomes aware of any such unintentional act or omission and otherwise undertakes to use its best efforts to cure such Event of Default, it shall not be deemed an Event of Default for purposes of Section 7.2, unless such Event of Default is not and cannot be cured within thirty (30) days and has a Material Adverse Effect:

              (a) FAILURE TO PAY. Borrower shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Loan Agreement or any other Loan Document on the date due and such payment shall not have been made within five
(5) days; or

              (b) BREACHES OF CERTAIN COVENANTS. Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in
Section 5.1(f) or Section 5.2; or

              (c) BREACHES OF OTHER COVENANTS. Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Loan Agreement or the other Loan Documents (other than those specified in Sections 7.1(a) and 7.1(b)) and (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen
(15) day period, but is reasonably capable of cure within forty-five (45) days, either (A) such failure shall continue for forty-five (45) days or (B) Borrower shall not have commenced a cure in a manner reasonably satisfactory to Lender within the initial fifteen (15) day period; or

              (d) REPRESENTATIONS AND WARRANTIES. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in writing in connection with this Loan Agreement or any of the other Loan Documents, or as an inducement to Lender to enter into this Loan Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

              (e) OTHER PAYMENT OBLIGATIONS. Borrower shall (A)(i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness to be paid by such Person (excluding this Loan Agreement and the other Loan Documents but including any other evidence of Indebtedness of Borrower to Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and (B) the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of Fifty Thousand Dollars ($50,000) or more to become due prior to its stated date of maturity; or

              (f) VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

              (g) INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

              (h) JUDGMENTS. A final judgment or order for the payment of money in excess of Fifty Thousand Dollars ($50,000) (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrower) shall be rendered against Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

              (i) LOAN DOCUMENTS. Any Loan Document or any material term thereof shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms or if the Liens of Lender in any of the assets of Borrower shall cease to be or shall not be valid, first priority perfected Liens or Borrower shall assert that such Liens are not valid, first priority and perfected Liens; or

              (j) ERISA. Any Reportable Event occurs which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee to administer any Employee Benefit Plan, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed to administer any Employee Benefit Plan; or

              (k) SALES OF COMPANY SECURITIES. A Sale or offer of any Equity Securities of Borrower; or

              (l) LOSS OF EMPLOYMENT OF KEY INDIVIDUALS. The termination of employment of any of the employees executing the Employment Agreements, either at the election of the employee or Borrower, except by reason of the death or continued disability of such employee, or a Material Reduction in Employment with respect to any of the employees executing the Employment Agreements; or

              (m) MATERIAL ADVERSE EFFECT. One or more conditions exist or events have occurred which could reasonably indicate, or reasonably result in, a Material Adverse Effect.

       7.2    RIGHTS OF LENDER UPON DEFAULT.

              (a) Except for an Event of Default covered by Section 7.2(b), upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 7.1(f) and 7.1(g)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 7.1(f) and 7.1(g), immediately and without notice, all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding.

              (b)    FORECLOSURE ON COLLATERAL FOR INTENTIONAL BREACH.   If an
Event of Default is caused by the intentional breach by Borrower of any of the covenants contained in Section 5.2, Borrower acknowledges and agrees that Lender may foreclose on the Collateral and Lender shall have no duty to, and Borrower hereby waives any right that it may have to require Lender to, account to Borrower for any surplus proceeds resulting from any such foreclosure.

              (c)    ADDITIONAL REMEDIES.   In addition to the foregoing
remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Loan Documents, including without limitation exercise of the Purchase Options, or otherwise permitted to it by law, either by suit in equity or by action at law, or both.



ARTICLE 8.    CONFIDENTIAL INFORMATION.

       Each of Lender and Borrower agree not to use any Confidential Information of the other party disclosed to it, for its own use or use by any other Person or for any purpose except to carry out and perform its obligations under agreements between Borrower and Lender, and not to disclose any such Confidential Information except to employees (or consultants subject to confidentiality provisions similar to this Article 8) who are required to have such information in order to carry out and perform such obligations. Borrower and Lender will take all reasonable measures to protect the secrecy and avoid disclosure or use of Confidential Information in order to prevent it from entering the public domain or possession of Persons other than those Persons authorized hereunder to have any such information, which measures shall include, without limitation, the highest degree of care that each utilizes to protect its own confidential information of a similar nature. Either party shall notify the affected party promptly in writing of any misuse or misappropriation of Confidential Information which may come to such party's attention.

       For purposes of this section, "Confidential Information" means (a) the terms of this Loan Agreement and the other Loan Documents and accompanying transactions, as well as (b) any proprietary information, technical data, trade secrets or know-how, including, without limitation, research, product plans, products, services, customers, markets, software, developments, inventions, processes, formulae, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business or technological information disclosed by either party to the other either directly or indirectly. "Confidential Information" of a disclosing party does not include any information which: (i) is known to the receiving party at the time of disclosure; (ii) has become publicly known through no wrongful act of the receiving party; (iii) has been rightfully received by the receiving party from a third party without restriction on disclosure and without breach of any agreement with the disclosing party; (iv) has been independently developed by the receiving party as evidenced by appropriate documentation; (v) has been approved for release by written authorization executed by an authorized officer of the non-disclosing party; (vi) is required to be disclosed by the receiving party pursuant to a Requirement of Law (including without limitation filing the Loan Documents as exhibits to Lender's periodic reports required under the U.S. securities laws); or (vii) (A) is not provided in writing or on magnetic media, or (B) if provided orally, is not confirmed in writing to be confidential within fifteen (15) days after disclosure. Notwithstanding the foregoing, Borrower may disclose generally to potential customers of Borrower the existence of a collaborative relationship between Borrower and Lender, where such disclosure does not include disclosure of any of the terms of this Loan Agreement or the other Loan Documents. Should Borrower wish to disclose the specific terms of this Loan Agreement or the other Loan Documents to a potential investor or investors, it shall first obtain written consent to such disclosure from Lender, which consent shall not be unreasonably withheld with respect to bona fide potential investors. Notwithstanding the foregoing, Lender may issue a press release with respect to the transactions contemplated hereby to the extent it deems such disclosure necessary or advisable.

       Each party acknowledges that the other's Confidential Information is unique property of extreme value to the other party, and that unauthorized use or disclosure thereof would cause the other party irreparable harm that could not be compensated by monetary damages. Accordingly, each party agrees that the other will be entitled to injunctive and preliminary relief to remedy any actual or threatened unauthorized use or disclosure of the other party's Confidential Information.

       Nothing in this Article 8 is intended to supersede any existing agreement between the parties under which confidential technical or market information has or may be given by one party to the other. As to matters not covered by such existing agreements, this Article 8 shall control in the absence of any specific agreement to the contrary.


ARTICLE 9.    MISCELLANEOUS.

       9.1 NOTICES. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Loan Documents shall be in writing and telecopied, mailed or delivered to each party at its telecopier number or address set forth below (or to such other telecopier number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and

(d) when telecopied, upon confirmation of receipt; PROVIDED, HOWEVER, that any notice delivered to Lender under Article 2 shall not be effective until received by Lender.

       Lender:       Summit Design, Inc.
                     9305 S.W. Gemini Drive
                     Beaverton, OR 97008-7158
                     Attn:  Chief Financial Officer
                     Telephone:  (503) 643-9281
                     Telecopier:  (503) 646- 9320

       Borrower:     Dasys, Inc.
                     3547 Shadeland Avenue
                     Pittsburgh, PA 15212
                     Attn:  Chief Executive Officer
                     Telephone:(412)
                     Telecopier: (412)

       9.2 EXPENSES. Each party shall bear its own expenses with respect to the preparation, execution and delivery of this Agreement and the Loan Documents; provided, however, that Borrower agrees that any fees and expenses incurred by Borrower in excess of $40,000 shall not be eligible to be paid with the proceeds of any Loan made hereunder. Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lender with respect to the exercise of its duties under this Agreement and the other Loan Documents or with respect to any amendments or waivers hereof requested by Borrower or in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Lender's rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Loan Documents or the Obligations or any bankruptcy or similar proceeding involving Borrower).

       9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. All representations and warranties made by Borrower hereunder shall remain in effect for so long as any Loans are outstanding. All covenants made by Borrower hereunder shall remain in effect for so long as any Loans are outstanding; provided, however that the rights of Lender contained in Section 6 and the covenants made by Borrower in Section 5.2, except for those in Section 5.2(a),
(l) and (j), shall survive the termination of this Agreement and remain in effect for the term of the Purchase Options granted to Lender in connection with this Agreement.

       9.4    INDEMNIFICATION.

              (a) Borrower shall indemnify, defend, and hold harmless Lender and each of Lender's Subsidiaries, Affiliates, directors, officers, employees and agents (collectively, the "INDEMNIFIED PERSONS"), and reimburse the Indemnified Persons for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, arising out of or in connection with (i) any breach by Borrower of any of the representations and warranties contained in this Loan Agreement or the other Loan Documents, (ii) any failure by Borrower to perform any covenant, undertaking or obligation hereunder, or (iii) any matter, action or failure to act by the Indemnified Persons arising out of or relating to thee Loan Documents, including without limitation any use by Borrower of any proceeds of the Loans, except to the extent such liability arises from the gross negligence or willful misconduct of the Indemnified Person seeking indemnity hereunder.

              (b) If any action or claim shall be brought or asserted against an Indemnified Person under this Section 9.4 in respect of which indemnity may be sought from Borrower under this Section 9.4, the Indemnified Person shall promptly notify Borrower who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable expenses; except that any delay or failure to so notify Borrower shall only relieve the Borrower of its obligation hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof shall have been specifically directed and required by the Borrower, (ii) the Borrower shall have elected not to assume the defense and employ counsel, or (iii) there exists an actual or potential conflict of interest between Lender and Borrower which, in the reasonable judgment of counsel to Lender, makes employing separate counsel advisable. Without the prior written consent of the Indemnified Party, the Borrower shall have no right to settle or compromise on any nonmonetary matter. This Section 9.4, in its entirety, shall survive termination of this Loan Agreement

       9.5 WAIVERS; AMENDMENTS. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

       9.6 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Note and their respective successors and permitted assigns, except that neither Lender nor Borrower may assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of the other party; provided, however that a change in control of equity ownership of Lender or other corporate proceeding whereby substantially all of the assets or shares of Lender are sold or transferred to a third party shall not be deemed to be an assignment for purposes of this Loan Agreement or any of the Loan Documents. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person. Borrower shall keep at its principal office a register in which Borrower shall provide for the registration and transfer of the Note. Upon surrender for registration of transfer of a Note at the principal office of Borrower, Borrower shall execute and deliver a new Note of like tenor and principal amount registered in the name of such assign. Prior to due presentment for registration of transfer to an assign, Borrower may treat the Person in whose name such Note is registered as the owner thereof for purposes of receiving payments and for all other purposes.

       9.7 SET-OFF. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of a Default or an Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. The aforesaid right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the occurrence of a Default or an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

       9.8 NO THIRD PARTY RIGHTS. Nothing expressed in or to be implied from this Agreement or any other Loan Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Loan Document.

       9.9 PARTIAL INVALIDITY. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

       9.10 ARBITRATION. If any dispute arises with respect to this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, then any party (the "DEMANDING PARTY") may demand, by written notice to each other party to the dispute (collectively, the "RESPONDING PARTY"), that such issue shall be settled by binding arbitration to be held in the city where the Responding Party has its principal corporate office (an "ARBITRATION DEMAND"). All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "ARBITRATION RULES"). The Demanding Party and the Responding Party shall each designate one (1) arbitrator within fifteen (15) calendar days after the delivery of the Arbitration Demand. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator. The final decision of a majority of the arbitrators shall be furnished to Demanding Party and the Responding Party in writing and shall constitute a conclusive determination of the issue in question, binding upon all parties and shall not be contested by any of them. The non-prevailing party shall bear all costs and expenses associated with such arbitration, including all arbitrators' fees and attorneys' fees.

       9.11 COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.


              [The remainder of this page is intentionally left blank.]

       IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first set forth above.

SUMMIT DESIGN, INC.                DASYS, INC.
a Delaware corporation             a Pennsylvania corporation



By:       /s/ Larry Gerhard             By:      /s/ David Springer
    -----------------------------          ----------------------------
Name:   Larry Gerhard                   Name:   David Springer

Title:  President                       Title:  President

                             SCHEDULE I

                             DEFINITIONS


     "AFFILIATE" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person's officers, directors, joint venturers and partners; PROVIDED, HOWEVER, that in no case shall Lender be deemed to be an Affiliate of Borrower for purposes of this Loan Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "AGGREGATE LOAN AMOUNT" shall have the meaning in Section 2.3(b).

     "ANNUALIZED REVENUE" shall mean the greater of (A) the product of (i) two
(2), multiplied by (ii) the sum of Net Revenue for each of the past two (2) fiscal quarters of Borrower, or (B) the sum of Net Revenue for each of the last four (4) fiscal quarters of Borrower.

     "BORROWER" shall have the meaning given to that term in clause (2) of the introductory paragraph hereof.

     "BORROWER'S REPRESENTATIVES" shall mean David Springer and Eric Cooper, or their respective successors of whom Lender has been notified in writing.

     "BUDGET" shall mean, initially the operating plan and budget of Borrower attached as Schedule IV to this Agreement, and any subsequent operating budget that has been delivered to the Budget Committee in accordance with Section 5.1(a)(vii) and approved by the Budget Committee in its sole discretion.

     "BUDGET COMMITTEE" shall mean a committee composed of three (3) members of Borrower's Board of Directors, one of whom shall be the Independent Representative, and Lender's Chief Financial Officer. The Budget Committee shall have authority to review and approve the Budget.

     "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required to close in Beaverton, Oregon.

     "CAPITAL ASSET" shall mean, with respect to any Person, tangible property owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by any Person that is required by GAAP to be reported as an asset on such Person's balance sheet.

     "CAPITAL EXPENDITURES" shall mean, with respect to any Person and any period, all amounts expended and Indebtedness incurred or assumed by such Person during such period for the acquisition of real property and other Capital Assets (including amounts expended and Indebtedness incurred or assumed in connection with Capital Leases).

     "CAPITALIZED LEASE OBLIGATIONS" shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

     "CHARTER DOCUMENTS" shall mean, with respect to any Person, the Articles or Certificate of Incorporation and Bylaws or any other organizational or governing documents of such Person, in each case as amended to date.

     "CLOSING DATE" shall mean the date on which each of the conditions set forth in Articles 4 shall have been satisfied or waived in writing and the Loans are made.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "COLLATERAL" shall mean those assets, interests and Equity Securities secured by the Security Agreement, the Intellectual Property Security Agreement and the Pledge Agreement.

     "COMMON STOCK" shall mean the common stock of the applicable Person.

     "COMMON STOCK HOLDER" shall mean, collectively, any Person and all Affiliates of such Person, in each case in whose name or for whose benefit shares of Common Stock are registered or held.

     "CONFIDENTIAL INFORMATION" shall have the meaning given to that term in
Article 8.

     "CONTRACTUAL OBLIGATION" of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

     "DEFAULT" shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

     "DISCLOSURE SCHEDULE" shall mean the Disclosure Schedule attached hereto as Schedule III.

     "DISTRIBUTION AGREEMENT" shall have the meaning given in Section 4.1(f).

     "DOLLARS" and "$" shall mean the lawful currency of the United States of America and, in relation to any payment under this Loan Agreement, same day or immediately available funds.

     "DSI DISTRIBUTION AGREEMENT" shall mean that certain Distribution Agreement dated September 20, 1996, by and between Design Solutions, Inc. and Borrower.

     "EMPLOYEE BENEFIT PLAN" shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     "ENVIRONMENTAL LAWS" means all Requirements of Law relating to the protection of human health or the environment, including, without limitation,
(a) all Requirements of Law, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (b) all Requirements of Law pertaining to the protection of the health and safety of employees or the public.

     "EQUITY SECURITIES" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

     "ERISA AFFILIATE" shall mean any Person which is treated as a single employer with Borrower under section 414 of the Code.

     "ESCROW AGENT" shall mean Data Securities International, Inc.

     "ESCROW AGREEMENT" shall have the meaning given in Section 5.1(h).

     "EVENT OF DEFAULT" shall have the meaning given to that term in Section
7.1.

     "FAIR MARKET VALUE OF BORROWER" shall mean on the date of any determination, one (1) times the Annualized Revenue of Borrower. For example, if Fair Market Value of Borrower were to be calculated as of March 1, 2000, Fair Market Value of Borrower would be equal to the greater of (A) the product of (i) two (2), multiplied by (ii) the sum of Net Revenue in the fiscal quarter ended September 30, 1999 plus Net Revenue in the fiscal quarter ended December 31, 1999, or (B) the sum of Net Revenue in each of the fiscal quarters ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999.

     "FAIR MARKET VALUE OF LENDER COMMON STOCK" shall mean the average of the last sale prices of Lender's Common Stock on the Nasdaq National Market for ten
(10) trading days immediately preceding the relevant date of determination.

     "FINANCIAL STATEMENTS" shall mean, with respect to any accounting period for any Person, statements of income and of cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

     "FULLY DILUTED BASIS" shall mean, as of any date, with respect to calculations involving the capital stock of any Person, making the assumption that all convertible securities of such Person then outstanding were converted on such date and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised on such date.

     "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

     "GM AGREEMENT" shall mean that certain Software License Agreement dated January 16, 1996, as amended by Amendment dated June 26, 1997, by and between General Motors Corporation and Borrower.

     "GOVERNMENTAL AUTHORITY" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GOVERNMENTAL CHARGES" shall mean all taxes, levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (i) Borrower, (ii) the Loans, (iii) employees, payroll, income or gross receipts of Borrower, (iv) the ownership or use of any of its assets by Borrower, or (v) any other aspect of the business of Borrower.

     "GOVERNMENTAL RULE" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

     "GUARANTY OBLIGATIONS" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

     "INDEBTEDNESS" of any Person shall mean and include the aggregate amount of, without duplication (a) all obligations of such Person for borrowed money,
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP),
(d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all Guaranty Obligations of such Person; (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (h) net exposure under interest rate interest rate swap, currency swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to marked on a current basis, (i) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

     "INDEMNIFIED PERSONS" has the meaning given in Section 9.4.

     "INDEPENDENT REPRESENTATIVE" shall mean an individual not affiliated with Borrower, either directly or indirectly, elected by Borrower to serve as a director on Borrower's Board of Directors.

     "INVESTMENT" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or

Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Indebtedness incurred by such Person of the type described in CLAUSES (b) AND (c) of the definition of "Indebtedness" on behalf of any other Person); PROVIDED, HOWEVER, that Investments shall not include accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales in the ordinary course of such Person's business.

     "LENDER" shall have the meaning given in clause 1 of the introductory paragraph hereof.

     "LENDER COMMON STOCK" shall mean the common stock of Lender, or such other publicly traded equity securities of any successor of Lender.

     "LIEN" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

     "LOAN" shall have the meaning given in Section 2.1.

     "LOAN AGREEMENT" shall mean this Loan Agreement.

     "LOAN DOCUMENTS" shall mean and include this Loan Agreement, the Note, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Purchase Options, the Distribution Agreement and all other documents, instruments and agreements delivered to Lender in connection with this Loan Agreement.

     "LOANS" shall have the meaning given in Section 2.1.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower, taken as a whole; (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Loan Agreement and the other Loan Documents and to avoid an Event of Default under any Loan Document; or (c) the rights and remedies of Lender under this Loan Agreement, the other Loan Documents or any related document, instrument or agreement.

     "MATERIAL REDUCTION IN EMPLOYMENT" shall be deemed to occur with respect to an employee of Borrower if such employee ceases to work at least 40 hours per week for a period of three (3) consecutive weeks, excepting accrued vacation time and absence due to a bona fide illness. Furthermore, the absence of an employee for up to one (1) month due to family emergencies or up to two (2) months for pregnancy shall not be deemed a Material Reduction in Employment, provided that such an absence does not occur more frequently than once in any given year.

     "MATERIAL SOFTWARE" shall have the meaning given in Section 5.1(h).

     "MATURITY" shall mean, with respect to any Loan, interest, fees or other amount payable by Borrower under this Loan Agreement or the other Loan Documents, the date on which such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

     "MATURITY DATE" shall have the meaning given in Section 2.3(a).

     "MONTHLY NOTICE" shall have the meaning given in Section 2.1(b)(i).

     "MULTIEMPLOYER PLAN" shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

     "NET REVENUE" shall mean Lender's gross sales attributable to Borrower's Products (as such term is defined in the Distribution Agreement) minus distributor discounts and commissions.

     "NOTE" shall mean the  Note in the form attached hereto as Exhibit A.

     "NOTICE OF BORROWING" shall have the meaning given in Section 2.1.

     "OBLIGATIONS" shall mean and include all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Loan Agreement or any of the other Loan Documents, including, without limitation, all interest, fees, charges, expenses, reasonable attorneys' fees and accountants' fees and expenses chargeable to Borrower or payable by Borrower hereunder or thereunder.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PERMITTED INDEBTEDNESS" shall mean and include:

          (a) Indebtedness of Borrower to Lender;

          (b) Indebtedness of Borrower under Capital Leases and operating leases to the extent that rental payments under such leases do not exceed, in the aggregate, One Hundred Thousand Dollars ($100,000) in any fiscal year;

          (c) Indebtedness arising from the endorsement of instruments in the ordinary course of business; and

          (d) Other Indebtedness of Borrower not exceeding Fifty Thousand Dollars ($50,000) at any time.

     "PERMITTED INVESTMENTS" shall mean and include:

          (a) Deposits with commercial banks organized under the laws of the United States or a state thereof to the extent such deposits are fully insured by the Federal Deposit Insurance Corporation;

          (b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance; and

          (c) Investments in open market commercial paper rated at least "A1" or "P1" or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof.

          (d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

          (e) Investments consisting of deposit accounts of Borrower in which Lender has a perfected security interest; and

          (f) Other Investments aggregating not in excess of Fifty Thousand Dollars ($50,000) at any time.

     "PERMITTED LIENS" shall mean and include:

          (a) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable;

          (b) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable;

          (c) Deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (d) Liens arising out of a judgment or award in circumstances not constituting an Event of Default under Section 10.1(h);

          (e) Liens securing obligations under a Capital Lease if such lease is Permitted Indebtedness pursuant to clause (c) of the definition thereof and such Liens do not extend to property other than the property leased under such Capital Lease; and

          (f) Liens upon any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment;

          (g) Easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property;

          (h) Liens on insurance proceeds in favor of insurance companies to secure the financing of insurance premiums;

          (i) Liens which constitute rights of setoff of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business not relating to a financing transaction; and

          (j) Liens in favor of Lender.

     "PERSON" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

     "PRIME RATE" shall mean the per annum rate publicly announced by Citibank, N.A., from time to time in New York, New York.

     "PURCHASE OPTION" shall mean options to be executed and delivered by each holder of Equity Securities of Borrower on or prior to the initial Closing Date. Each Purchase Option shall be made in favor of Lender and shall, among other things, entitle Lender to purchase such Equity Securities at the Fair Market Value of Borrower on the date of exercise (on a pro rata percentage for the Equity Securities represented by each such Purchase Option). The Purchase Options shall become exercisable on January 1, 2000 and shall have a term of two (2) years thereafter; provided that the exercisability of the Purchase Options shall accelerate upon (i) an Event of Default under the Loan Agreement, or (ii) the prepayment of the Aggregate Loan Amount.

     "REPORTABLE EVENT" shall have the meaning given to that term in ERISA and applicable regulations thereunder.

     "REQUIREMENT OF LAW" applicable to any Person shall mean (a) the Charter Documents of such Person, (b) any Governmental Rule applicable to such Person,
(c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SOFTWARE" shall mean all of Borrower's proprietary products.

     "SUBSIDIARY" of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other subsidiaries and (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Any reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

                             SCHEDULE II

                         NOTICE OF BORROWING

                    _____________________, 199__

Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, OR 97008-7158
Attn:  Chief Financial Officer

          1. Reference is made to that certain Loan Agreement, dated as of July 16, 1997 (the "LOAN AGREEMENT"), between Dasys, Inc. ("BORROWER") and Summit Design, Inc. ("LENDER"). Unless otherwise indicated, all terms defined in the Loan Agreement have the same respective meanings when used herein.

          2. Pursuant to SECTION 2.1 of the Loan Agreement, Borrower hereby requests a Loan upon the following terms:

              (a) The principal amount of the requested Loan is to be $__________;

              (b) The date of the requested Loan is to be __________, 199 .

          3. Borrower hereby certifies to Lender that, on the date of such borrowing and after giving effect to the requested borrowing:

              (a) The expenses for the calendar quarter of Borrower ending ___________, 199_ are estimated to be approximately $___________.

              (b)  The representations and warranties set forth in
          Article 3 of the Loan Agreement will be true and correct as if made on such date;

              (c) No Event of Default or Default has occurred and is continuing; and

              (d) Each of the Loan Documents remains in full force and effect.

          4.  Please disburse the proceeds of the requested Loan to
________________________.



      [The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, Borrower has executed this Notice of Borrowing on the date set forth above.

                                        DASYS, INC.

                                        By:
                                           ---------------------------

                                        Name:
                                             -------------------------

                                        Title:
                                              ------------------------


ACKNOWLEDGED AND APPROVED:

BUDGET COMMITTEE


By:
   --------------------
Name:  C. Albert Koob
Title: Chief Financial Officer, Lender


By:
   ---------------------------
Name:
Title:  Chairman, Board of Directors, Borrower

                            SCHEDULE III

                         DISCLOSURE SCHEDULE

                             SCHEDULE IV

                               BUDGET

                              EXHIBIT A
                                NOTE
$2,500,000

     FOR VALUE RECEIVED, Dasys, Inc., a Pennsylvania corporation ("BORROWER"), agrees to pay to the order of Summit Design, Inc., a Delaware corporation ("LENDER"), at Lender's principal office, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) or such lower amount as shall equal the aggregate outstanding balance of the Loans, at such times as are set forth in, and together with interest from the date hereof on the unpaid principal balance thereof at the rates and on the dates provided in, the Loan Agreement dated as of July 16, 1997, between Lender and Borrower (the "LOAN AGREEMENT"). If Borrower shall have paid any interest on this Note in excess of that permitted by law, then it is the express intent of Borrower and Lender that all excess amounts previously collected by Borrower be applied to reduce the principal balance of this Note, and the provisions hereof immediately be deemed reformed and the amounts thereafter collectable as interest hereunder be reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

     Borrower shall make all payments hereunder to Lender as indicated in the Loan Agreement, in lawful money of the United States and in same day or immediately available funds.

     This Note is the Note referred to in the Loan Agreement. This Note is subject to the terms of the Loan Agreement, including the rights of prepayment and the rights of acceleration of maturity. Terms used herein have the meanings assigned to those terms in the Loan Agreement, unless otherwise defined herein.

     THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT, A STOCK PLEDGE AGREEMENT AND AN INTELLECTUAL PROPERTY SECURITY AGREEMENT, IN EACH CASE DATED AS OF THE DATE HEREOF AND EXECUTED BY BORROWER OR THE SHAREHOLDERS OF BORROWER, AS THE CASE MAY BE, IN FAVOR OF LENDER. ADDITIONAL RIGHTS OF THE HOLDER OF THIS NOTE ARE SET FORTH IN SUCH AGREEMENTS.

     If any action should be undertaken to collect this Note or enforce the Lender's security interest herein, Borrower agrees to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

     Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.


                                        DASYS, INC.
                                        By:
                                            -----------------------
                                        Name:
                                             -----------------------
                                        Title:
                                              ----------------------